FOR IMMEDIATE RELEASE

CNA Extends Term of Chairman & Chief Executive Officer Dino E. Robusto

CHICAGO, August 10, 2020 - CNA Financial Corporation (NYSE: CNA) has entered into a new employment agreement with its Chairman & Chief Executive Officer, Dino E. Robusto, that extends the term of his employment through 2024. Robusto has served as Chairman & Chief Executive Officer of the Company since December 2016.

Under Robusto’s leadership, CNA has developed an enduring underwriting culture characterized by deep industry and product line specialization in each business unit. Together with a highly collaborative and expert leadership team, CNA has been able to attract, develop and retain top talent across all disciplines within the organization.

During his tenure, the Company’s underlying P&C combined ratio performance has improved each year. CNA has also become a meaningful solution provider to broker and agent partners across a broad commercial spectrum evidenced by growth accelerating each year.

CNA has maintained an extremely strong balance sheet and produced Core Income of $2.7B in the past three years, which was the highest three-year period over the past 20 years. This has led to an increased total dividend being paid to shareholders each year. CNA’s improved performance under Robusto has been recognized by various rating agencies including Moody’s in 2017 and Standard & Poor’s, which upgraded CNA to A+ in 2019.

“I am extremely proud of the significant progress our entire team has made across our U.S. and International offices, and I am grateful for the opportunity to lead this talented organization to higher levels of success.” Robusto said.

About CNA
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA, visit our website at www.cna.com.

Press Contacts

Brandon Davis
CNA
brandon.davis@cna.com
312-822-5885

CNA Newsroom
newsroom@cna.com
312-822-5167